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                                                                   EXHIBIT 10.39

                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT is entered into as of this 1st day of June, 1998 by and among CDRJ Investments (Lux) SA, a Luxembourg company ("Parent"), its indirect wholly owned subsidiary Jafra Cosmetics International, Inc., a Delaware corporation ("Employer"), and Jaime Lopez Guirao ("Executive").

                               W I T N E S S E T H

        WHEREAS, Employer desires to employ Executive as its President, Global Operations on the terms and conditions set forth herein;

        WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein;


        WHEREAS, each of Parent, Employer and Executive agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of Parent, Employer and their respective Affiliates (as defined below) and will establish and develop relations and contacts with the principal customers and suppliers of Parent, Employer, and their respective Affiliates in the United States, Mexico, Latin America, Europe and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Parent, Employer and their respective Affiliates;

        WHEREAS, (i) in the course of his employment with Employer, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operation of Parent, Employer, and their respective Affiliates in the United States, Mexico, Latin America, and the rest of the world that could be used to compete unfairly with Parent, Employer, and their respective Affiliates; (ii) the covenants and restrictions contained in Sections 8 through 13, inclusive, are intended to protect the legitimate interest of Parent, Employer, and their respective Affiliates in their respective goodwill, trade secrets, and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions;

        NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer, Parent, and Executive hereby agree as follows:

        1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer. Executive represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound.


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        2. Term; Position and Responsibilities.

        (a) Terms of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 7, Employer shall employ Executive for a term commencing on the date hereof (the "Commencement Date") and ending on the second anniversary of the Commencement Date; provided, however, that on each day following the Commencement Date the period of Executive's employment pursuant to this Agreement shall be automatically extended, upon the same terms and conditions, for an additional day unless Employer or Executive gives 60 days prior written notice (a "Non Extension Notice") to the other of its or his intention not to extend such period of Executive's employment hereunder; provided, further, that delivery of a Non-Extension Notice by Employer or Executive to the other shall not constitute a termination of Executive's employment by the Person delivering such Non-Extension Notice unless such notice specifically provides for such termination of employment in the manner described in Section 7 below and the specific date thereof. The period commencing on the Commencement Date and ending on the earlier of (i) the effective date of any termination of Executive's employment pursuant to Section 7 and (ii) the later of (x) the second anniversary of the Commencement Date and (y) the second anniversary of the 60th day following receipt by Employer or Executive, as the case may be, of a Non-Extension Notice delivered pursuant to this Section 2(a) shall be referred to herein as the "Employment Period".

        (b) Position and Responsibilities. During the Employment Period, Executive shall serve as President, Global Operations of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as the Board of Directors of Employer (the "Board") specifies from time to time, Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such position, except for (i) vacation time as set forth in Section 6(c) and absence for sickness or other similar disability, and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder and is in compliance with Executive's covenants and obligations under Sections 8 through 13, inclusive, (x) such reasonable time as may be devoted to service on boards of directors of other corporations and entities and the fulfillment of civic responsibilities and (y) such reasonable time as may be necessary from time to time for personal financial matters.

Executive shall also serve in such capacities as the Board shall determine on behalf of Affiliates of Employer. It is understood that substantial amounts of Executive's time shall be devoted to providing services to world-wide Affiliates of Employer, and Executive understands the commitment to significant travel time necessary to perform these services. The compensation described herein represents Executive's aggregate right to compensation for services for Employer and all of its Affiliates. Compensation paid by such Affiliates to Executive for his services shall be applied against the amounts


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described in this Agreement, and shall, in consequence, offset Employer's obligations hereunder. For this purpose, payments of a particular kind, and made at particular times, shall be applied against obligations of similar kind and timing hereunder.

        3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer shall pay Executive a base salary at an annualized rate of $450,000, payable in installments on Employer's regular payroll dates, and, in the event that Executive's employment hereunder terminates by reason of his death, for one month after such termination. The Board shall review Executive's base salary annually during the period of his employment hereunder, and in its sole discretion, may increase (but may not decrease) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as the Board shall consider relevant; provided that Executive's base salary shall be automatically increased on each anniversary of the Commencement Date during the Employment Period by an amount equal to the average increase in the consumer price index during the immediately preceding twelve month period, as reported from time to time in the Wall Street Journal. (The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary".)

        4. Incentive Compensation Arrangements.

        (a) Annual Incentive Compensation. Employer shall establish an annual bonus plan for its executive officers (the "Bonus Plan"). During the Employment Period, Executive shall be entitled to participate in the Bonus Plan in accordance with the generally applicable terms thereof as in effect from time to time. The Bonus Plan shall provide that, for each fiscal year of Employer ending during the Employment Period (each such year, a "Bonus Year"), (i) if Parent and its Subsidiaries (collectively, the "Company") achieve 100% of the EBITDA target established by the Board for such Bonus Year (the "EBITDA Target"), Executive shall be entitled to an annual incentive bonus for such Bonus Year equal to 60% of his Base Salary, (ii) if the Company achieves 85% of the EBITDA Target for such Bonus Year, Executive shall be entitled to an annual incentive bonus for such Bonus Year equal to 36% of his Base Salary, (iii) if the Company achieves more than 85% of the EBITDA Target for such Bonus Year but less than 100% of such EBITDA Target, Executive shall be entitled to an annual incentive bonus for such Bonus Year equal to the sum of (x) 36% of his Base Salary and (y) 1.6% of his Base Salary for each 1% that the performance of the Company for such Bonus Year exceeds 85% of such EBITDA Target, (iv) if the Company achieves more than 100% of the EBITDA Target for such Bonus Year, Executive shall be entitled to an annual incentive bonus determined as follows: (A) the Company shall create a special bonus pool (the "Pool") equal to $1,000 for each $10,000 of EBITDA achieved by the Company in excess of 100% of the EBITDA Target for such Bonus Year and an additional $250 for each $10,000 of EBITDA achieved by the Company in excess of


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125% of the EBITDA Target for such Bonus Year (if any), provided that the EBITDA achieved by the Company for purposes of the calculation under this clause (A) shall be determined after deduction for the Pool, and (B) each Senior Executive designated by contract or by the Chief Executive Officer to participate in the Pool shall receive his Target Bonus plus a portion of the amount in the Pool, such portion to be determined by the Chief Executive Officer; and (y) if the EBITDA achieved by the Company for a Bonus Year is less than 85% of the EBITDA Target for such Bonus Year, Executive shall not be entitled to any annual incentive bonus for such Bonus Year. With respect to the first Bonus Year, Executive shall be entitled to a minimum guaranteed annual incentive bonus under the Bonus Plan equal to 60% of his annualized Base Salary for such Bonus Year. The annual incentive bonus payable to Executive under the Bonus Plan shall be paid in cash and shall be paid no later than 30 days following receipt by the Board of the audited consolidated financial statements of the Company for the applicable Bonus Year.

        (b) Opportunity to Purchase Shares. On or as soon as reasonably practicable following the Commencement Date, Executive will be given the opportunity to purchase up to 5,201 Class A voting shares, par value $2.00 per share, of Parent (the "Shares"), for a per share purchase price equal to $100 (the "Purchase Price"), but in no event will Parent be required to offer to sell or to sell any Shares to Executive at any time at which making such an offer or selling any such Shares would violate any applicable securities law. The terms and conditions of Executive's purchase of any Shares, including the restrictions on transfer of the Shares, the right of Parent to repurchase all or a portion of such Shares from Executive following any termination of Executive's employment and the applicable repurchase price and the respective tag along and drag along rights of Executive and Parent, shall be set forth in a separate Management Stock Subscription Agreement, substantially in the form attached hereto as Exhibit A, to be entered into by and between Parent and Executive. Employer will use its reasonably best efforts to make third party financing, guaranteed by Employer, available on customary terms to Executive for up to 75% of the purchase price of the Shares purchased by Executive hereunder. Subject to agreement of the lending bank and except as provided otherwise in connection with an event of default (as defined in the applicable financing documents), the principal amount financed shall become payable on the fifth anniversary of the date of the origination of the loan and may be prepaid without penalty.

        (c) Options. On or as soon as reasonably practicable following the Commencement Date, Executive shall be granted non-qualified stock options (the "Options") to purchase two Shares for each Share purchased by Executive in accordance with Section 4(b) above, at an option exercise price per share equal to the Purchase Price. Subject in each case to Executive's continued employment with Employer until the applicable vesting date, one-half of the Options will become vested and, subject to compliance with applicable securities laws, exercisable in three equal annual installments on each of the first three anniversaries of the date of grant and the remaining one half of the Options (the "Performance Options") will become vested and, subject to compliance


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with applicable securities laws, exercisable either (i) if, during the performance period specified in the Management Stock Option Agreement referred to below,. the Company achieves the performance objectives established by the Board on the basis of the management case attached hereto as Exhibit B and specified in such Management Stock Option Agreement or (ii) in the case of any Performance Options that do not become vested under the foregoing clause (i) nine years from the date of grant. The terms and conditions of the Options, including those described in this Section 4(c), and the right of Parent to purchase vested Options from Executive under certain circumstances, will be set forth in a separate Management Stock Option Agreement, substantially in the form attached hereto as Exhibit C, to be entered into by and between Executive and Parent at the time that such Options are granted.

        5. Employee Benefits. During the Employment Period, Executive shall be entitled to participate in the profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by Employer for its senior executives in accordance with the terms thereof, as the same may be amended and in effect from time to time. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive's position and duties with Employer hereunder.

        6. Perquisites and Expenses.

        (a) General. During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by Employer for its senior executives on a basis that is commensurate with Executive's position and duties with Employer hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

        (b) Business Travel, Lodging, etc. Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer's business travel and expense reimbursement policy applicable to its senior executives as in effect from time to time.

        (c) Vacation. During the Employment Period, Executive shall be entitled to a number of weeks of paid vacation on an annualized basis, without carryover accumulation, equal to the number of weeks of paid vacation per year applicable to senior executives of Employer in accordance with its vacation policy as in effect from time to time.



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        7. Termination of Employment.

        (a) Termination Due to Death or Disability. In the event that Executive's employment hereunder terminates due to his death or is terminated by Employer due to Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in
Section 3 or Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of six months or longer. The determination of Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to Employer and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or Employer or by any physician or group of physicians or other competent medical experts employed by Executive and/or Employer to advise such independent physician.

        (b) Termination by Employer for Cause. Executive may be terminated for Cause (as defined below) by Employer, provided that Executive shall have been given prior written notice of any proposed termination of his employment for Cause, which notice specified in reasonable detail the circumstances claimed to provide the basis for such termination, and Executive shall not have made reasonable effort to correct such circumstances, satisfactory to the Board, within 30 days of receipt of such written notice. "Cause" shall mean (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive's physical or mental illness),
(ii) Executive's engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to Employer or any of its Affiliates. (iii) Executive's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or (iv) the willful and material breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with Employer or any of its Affiliates.

        (c) Termination Without Cause. A termination "Without Cause" shall mean a termination of Executive's employment by Employer other than due to Disability as described in Section 7(a) or for Cause as described in Section 7(b).

        (d) Termination by Executive. Executive may terminate his employment for any reason. A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with Employer following the occurrence, without Executive's consent, of any of the following events: (i) the assignment to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he is to assume on the Commencement Date, (ii) the assignment to Executive of a title that is different from and junior to the title specified in Section 2 or (iii) the failure of Employer to obtain the assumption of this Agreement by any Successor (as defined below) to Employer as contemplated by Section 14, provided


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in any such case that within 30 days of Executive's becoming aware of the occurrence of any such event, Executive shall have delivered written notice to Employer of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination, and Employer shall not have made reasonable effort to correct such circumstances, to the satisfaction of Executive, within 30 days of receipt of such written notice.

        (e) Notice of Termination. Any termination of Executive's employment by Employer pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to
Section 7(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive's employment with Employer has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected.

        (f) Payments Upon Certain Terminations.

                (i) In the event of a termination of Executive's employment by Employer Without Cause or a termination by Executive of his employment for Good Reason in either such case during the Employment Period (any such termination, a "Qualifying Termination"), Employer shall pay to Executive (or, following his death, to Executive's beneficiaries) his full Base Salary through the Date of Termination and, as liquidated damages in respect of claims based on provisions of this Agreement and provided Executive executes and delivers a general release of all claims substantially in the form attached hereto as Exhibit D, the following additional amounts:

                        (A) his Base Salary at the rate in effect hereunder
                immediately prior to the Qualifying Termination, which shall be payable in installments on Employer's regular payroll dates, for the period (such period, the "Severance Period") beginning on the Date of Termination (as defined below) and ending on the later of (i) the second anniversary of the Commencement Date and
                (ii) the second anniversary of the Date of Termination; plus

                        (B) if the Company achieves the performance objectives
                established under the Bonus Plan for the Bonus Year that includes the Date of Termination, an amount, payable in one lump sum as soon as reasonably practicable following receipt by the Board of the consolidated financial statements of the Company for such Bonus Year, equal to the product of (1) the annual incentive Bonus that would have been payable to Executive for such Bonus Year pursuant to Section 4(b) under the Bonus Plan had he remained employed for the entire Bonus Year, multiplied by (2) a fraction, the numerator of which is equal to the number of days in


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                such Bonus Year that precede the Date of Termination and the denominator of which is equal to 365, less

                        (C) the amount, if any, paid or payable to Executive
                under the terms of any severance plan, severance policy, severance program or severance practice of Employer or any of its Affiliates applicable to Executive, as in effect on the Date of Termination (a "Severance Program");

provided that Employer may, at any time, pay to Executive, in a single lump sum and in satisfaction of Employer's obligations under clauses (A) and (B) of this
Section 7(f)(i), an amount equal to (x) the installments of the Base Salary clause (A) above, and the amount, if any, then remaining to be paid to Executive pursuant to clause (B) above, without discount for immediate payment, less (y) the amount, if any, remaining to be paid to Executive pursuant to any Severance Program identified under clause (C) above.

        In addition, in the event of a Qualifying Termination, Employer shall, during the Severance Period, provide Executive continued coverage under the medical and other health plans of Employer referred to in Section 5 (the "Continued Benefits") in which Executive was a participant immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid during such period by senior executives of Employer under the terms of such plans as in effect from time to time.

        Executive shall not have a duty to mitigate the costs to Employer under this Section 7(f)(i), except that Continued Benefits shall be canceled to the extent of any comparable benefit coverage offered to Executive during the Severance period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services.

                (ii) If Executive's employment shall terminate upon his death or due to his Disability or if Employer shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period, Employer shall pay Executive (or, in the event of his death, his beneficiaries) his full Base Salary through the Date of Termination or as provided in Section 3 above. In addition, in the case of any such termination due to Executive's death or Disability, if the Company achieves the performance objectives established under the Bonus Plan for the Bonus Year that includes the Date of Termination, Employer shall pay Executive (or his beneficiaries if applicable) an amount, payable in one lump sum as soon as reasonably practicable following receipt by the Board of the consolidated financial statements of the Company for such Bonus Year, equal to the product of
        (1) the annual incentive Bonus that would have been payable to the Executive for such Bonus Year under the Bonus Plan pursuant to Section 4(b) hereof had he remained employed for the


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        entire Bonus Year, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such Bonus Year that precede the Date of Termination (exclusive of any time between the onset of a physical or mental disability that prevents the performance by Executive of his duties hereunder and the resulting Date of Termination) and the denominator of which is equal to 365.

                (iii) Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of Employer in which Executive was a participant during his employment with Employer in accordance with the terms thereof, provided that (x) Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation (and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice), and (y) the amount, if any, paid or payable to Executive under the terms of any such plan, policy, program or practice relating to severance shall reduce the amounts payable under Section 7(f)(i) as provided in clause (C) thereof.

        (g) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by Employer for Cause, the latest of the date of which Notice of Termination is given as contemplated by Section 7(e), the date of termination specified in such notice and the date any applicable correction period ends, and (iii) if Executive's employment is terminated by Employer Without Cause, due to Executive's Disability or by Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by
Section 7(e) or, if no such notice is given, 30 days after the date of termination of employment.

        (h) Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive's termination of employment with Employer, Executive shall resign, in writing, from all Board memberships and other positions then held by him with Employer and its Affiliates.

        8. Unauthorized Disclosure. During the period of Executive's employment with Employer and the ten-year period following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, design, information regarding product development, marketing plans, sales plans, manufacturing plans, management organizational information (including but not limited to data and other


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information relating to members of the Board of Directors of Parent, Employer, or any of their respective Affiliates or to management of Parent, Employer, or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business, or technical information (a) relating to Parent, Employer, or any of their respective Affiliates or (b) that Parent, Employer, or any of their respective Affiliates may receive belonging to suppliers, customers, or others who do business with Parent, Employer, or any of their respective Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section
8).

        9. Non-Competition. During the period of Executive's employment with Employer and, following any termination thereof, the period ending on (a) in the case of a Qualifying Termination, the last day of the Severance Period or (b) in the case of any other termination of Executive's employment with Employer, the second anniversary of the effective date of such termination (such applicable periods collectively, the "Restriction Period"), Executive shall not, directly or indirectly, become employed in an executive capacity, by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person that competes anywhere in the United States, Mexico, Latin America or Europe, with any part of the business of Parent, Employer, or any of their respective Affiliates that relates to producing, marketing, manufacturing, designing, formulating, procuring, or developing facial skin care or body products, color cosmetics, fragrances, health or beauty supplements, or other such products or related materials. For purposes of this Section 9, the phrase employment "in an executive capacity" shall mean employment in any position in connection with which Executive has or reasonably would be viewed as having powers and authorities with respect to any other Person or any part of the business thereof that are substantially similar, with respect thereto, to the powers and authorities assigned to the executive officer or officers of Employer serving in the capacities served by Executive during the Employment Period or any superior executive officer of Employer in the By-Laws of Employer as in effect on the date hereof, a copy of the relevant portions of which has been delivered to Executive on or before the date hereof, and which Executive hereby confirms that he has reviewed.

        10. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the United States, Mexico, Latin America, or Europe, (i) solicit for employment, employ, or otherwise interfere with the relationship of Parent, Employer, or any of their respective Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for Parent, Employer, or any of their respective Affiliates at any time during which the Executive was employed by the Employer (in the case of any such activity during such time) or during the six-month


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period preceding such solicitation, employment or interference (in the case of any such activity after the Date of Termination), other than any such solicitation or employment on behalf of the Parent, Employer, or any of their respective Affiliates during Executive's employment with Employer, or (ii) induce any employee of Parent, Employer, or any of their respective Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 or to terminate his employment with Employer.

        11. Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the United States, Mexico, Latin America, or Europe, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of Parent, Employer, or any of their respective Affiliates with any Person throughout the world which is or was a customer, client, or distributor of Parent, Employer, or any of their respective Affiliates at any time during which Executive was employed by Employer (in the case of any such activity during such time) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the Date of Termination), other than any such solicitation on behalf of Parent, Employer, or any of their respective Affiliates during Executive's employment with Employer.

        12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to Employer all of (a) the property of each of Parent, Employer, and their respective Affiliates and (b) the documents and data of any nature and in whatever medium of each of Parent, Employer, and their respective Affiliates, and he shall not take with him any such property, documents, or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

        13. Injunctive Relief with Respect to Covenants, Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8, 9, 10, 11, 12, and 13 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations, or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have. Parent, Employer, and Executive each hereby irrevocably submits to the exclusive jurisdiction of the courts of California and the Federal courts of the United States of America, in each case located in Los Angeles, California, in respect of the injunctive remedies set forth in this Section l3 and


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

the interpretation and enforcement of Sections 8, 9, 10, 11, 12, and 13 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 13, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 13.

        14. Assumption of Agreement. Employer shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to terminate his employment with Employer for Good Reason as described in Section 7(c) provided that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

        15. Entire Agreement. Except as provided below, this Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person) are merged herein and superseded hereby. Notwithstanding the foregoing, Executive and Employer have agreed by a letter dated May 14, 1998 to additional terms that are hereby expressly incorporated herein concerning remuneration for the performance of duties hereunder. Such additional terms shall be enforceable according to the terms hereof as if included herein.

        16. Indemnification. Employer hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys' fees), arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys' fees) shall be paid by

Employer in advance of the final disposition of such litigation upon receipt by Employer of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement, including but not limited to as a result of such exception.

        17. Miscellaneous.

        (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of Parent, Employer, and their respective Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators, and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 17(a). Each of Parent and Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to Employer shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 14.

        (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California without reference to principles of conflicts of law, provided that the indemnification provisions contained herein shall be governed by and construed in accordance with Delaware law.

        (c) Taxes. Employer may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

        (d) Amendments. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver, or discharge affecting the rights or obligations of Parent, is approved by the Board of Directors or Parent or a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

        (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        (f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                     (A)     If to Employer, to it at:

                             2451 Townsgate Road
                             Westlake Village, California 91361
                             Attention:  General Counsel

                     (B)     If to Parent, to it at:

                             3 Boulevard Royal
                             2449 Luxembourg
                             Luxembourg
                             Attention:  General Counsel

                     (C) if to Executive, to him at his residential address as currently on file with Employer.

Copies of any notices or other communications given under this Agreement shall also be given to:

                             Clayton Dubilier & Rice, Inc.
                             375 Park Avenue
                             New York, New York 10152
                             Attention:  Donald J. Gogel

                                    and

                             Debevoise & Plimpton
                             875 Third Avenue
                             New York, New York 10022
                             Attention:  Paul S. Bird, Esq.

                                    and

                             Stephan G. Bachelder & Associates. P.A. 22 Free Street
                             Portland, Maine 04101
                             Attention:  Stephan G. Bachelder.  Esq.

        (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        (h) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

        (i) Certain Definitions.

        "Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

        "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

        "Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

        "Subsidiary": with respect to any Person, means each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

        "Successor": of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

        IN WITNESS WHEREOF, Parent and Employer have duly executed this Agreement by their authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                            CDRJ Investments (Lux) SA


                                            By: /s/ Ralph S. Mason
                                                --------------------------------
                                                Name: Ralph S. Mason
                                                Title: Vice Chairman

                                            Jafra Cosmetics International, Inc.


                                            By: /s/ Ronald B. Clark
                                                --------------------------------
                                                Name: Ronald B. Clark
                                                Title: Chairman and CEO


                                            Executive

                                            Name: /s/ Jaime Lopez Guirao
                                                  ------------------------------
                                                      Jaime Lopez Guirao

[JAFRA LOGO]


Jafra Cosmetics Inc.

2451 Townsgate Road
Westlake Village, California 91361
Tel:  805 449 3000
Fax:  805 449 3254

May 14, 1998

Jaime Lopez Guirao

Dear Jaime:


        Jafra agrees to employ you as President, Global Operations. The basic terms of that employment are outlined in the attached Summary of Principal Terms. We understand that you are not subject to any agreement that would restrict your employment with Jafra commencing June 1, 1998.

        We would like to clarify certain points that we have recently discussed. You will begin employment with Jafra on June 1, 1998. You will receive a special signing bonus of $600,000 as follows: On June 1, 1998, when you commence employment, you will receive $300,000. You will receive an additional $300,000 on January 1, 1999. The January payment is irrevocable unless, prior to January 1, 1998, you voluntarily terminate your employment, or your employment is terminated for "Cause" as described in the Summary of Principal Terms.

        As described in the Summary of Principal Terms, you will participate in Jafra benefit programs. Subject to Board approval if necessary, your benefit package will include (i) life insurance with a death benefit of four (4) times your annual salary, (ii) medical coverage for you and your family under the Company's plan covering senior executives (which may require some partial contribution by you as applicable to employees generally), (iii) provision of a suitable company-owned automobile, (iv) casualty and liability insurance for your automobile and (v) other benefits as may be provided from time to time.

        You have expressed concern over your overall exposure to (a) increased income tax in respect of your annual cash income, and (b) currency risk. Jafra will make its best efforts to structure your world-wide compensation so as to reduce your aggregate net income taxes to 30% of taxable income or less. In addition, if the exchange rate for Spanish Pesetas into U.S. Dollars becomes less than 125 Pesetas to the Dollar, Jafra will take reasonable and customary steps to eliminate any further economic loss to you resulting from such change in exchange rates. Terms for payment of cash on purchase of Jafra shares will be comparable to terms applicable to other managers generally. Also please note that principal borrowed in connection with the purchase of Jafra stock will generally be payable in a lump sum at the end of five years.

        We hope that this letter adequately clarifies the points described above. We look forward to working with you starting June 1. Please indicate your understanding and acceptance of this letter by signing in the space provided below.

                                            Sincerely,


                                            /s/ Ronald B. Clark
                                            ------------------------------------
                                            Ronald B. Clark

                                            /s/ Gonzalo Rubio
                                            ------------------------------------
                                            Gonzalo Rubio

UNDERSTOOD AND AGREED

/s/ Jaime Lopez Guirao
------------------------------------
Jaime Lopez Guirao

Date: May 15, 1998
      --------------------


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